UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2014

ARCHER-DANIELS-MIDLAND COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-44	41-0129150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Dr., Suite 4600 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (217) 424-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2014, Archer Daniels Midland Company (“ADM”) announced the election of Juan R. Luciano, age 53, as the Company’s President and Chief Executive Officer, effective as of January 1, 2015. Mr. Luciano has also been elected a member of the Board of Directors, effective immediately. A copy of the press release announcing his election is attached as Exhibit 99.1 to this Current Report on Form 8-K. Patricia A. Woertz will continue to serve as Chairman of the Board of ADM and is expected to retire in May 2016. Mr. Luciano had been serving as President and Chief Operating Officer of ADM since February 2014 and as Executive Vice President and Chief Operating Officer from April 2011 to February 2014. From 1985 until he joined ADM, Mr. Luciano worked at The Dow Chemical Company (“Dow”). He served as the Senior Vice President of Hydrocarbons & Energy, Basic Plastics and Joint Ventures for Dow from December 2008 to August 2010. From August 2010 until his departure in April 2011, Mr. Luciano was Dow’s Executive Vice President and President of the Performance Division. In connection with Mr. Luciano’s election, the Company’s Compensation/Succession Committee recommended, and the Board of Directors approved, a base salary of $1.2 million, a target annual cash bonus of $2.1 million and a target annual equity grant of $7.5 million, in each case to be effective as of January 1, 2015.

None of ADM’s directors or executive officers has a family relationship with Mr. Luciano, and Mr. Luciano has not entered into any transactions with ADM that would require disclosure as a related-person transaction pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits	The following exhibits are filed herewith:

99.1	Press Release dated November 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHER-DANIELS-MIDLAND COMPANY

Date: November 7, 2014	By	/s/ D. Cameron Findlay
D. Cameron Findlay Senior Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing

99.1	Press Release dated November 5, 2014	Filed Electronically